Exhibit 23.3
CONSENT OF DEGOLYER AND MACNAUGHTON
Ladies and Gentlemen:
We hereby consent to (i) the inclusion of our third party letter report dated February 4, 2014 (the “Letter Report”), containing our opinion on the proved reserves attributable to certain properties that Linn Energy, LLC has represented that it owns associated with the acquisition of Berry Petroleum Company, as of December 31, 2013, (ii) the use of and reference to our third party letter report dated February 15, 2013, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2012, and (iii) the use of and reference to our third party letter report dated February 15, 2012, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2011, in the sections “Business,” “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supplemental Oil and Natural Gas Data (Unaudited)” in the Linn Energy, LLC Annual Report on Form 10-K for the year ended December 31, 2013, (the “10-K”) and in the registration statements on Form S-3 (Nos. 333-146120, 333-148061, 333-148134, 333-162357, and 333-184647), Form S-4 (333-181256, 333-187458 and 333-187484-01) and Form S-8 (Nos. 333-131153, 333-151610 and 333-193392). We further consent to the inclusion of our Letter Report as Exhibit 99.2 in the 10-K.
Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716
Dallas, Texas
February 27, 2014